UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2006

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

PMI Plaza, 3003 Oak Road

Walnut Creek, California 94597

(Address of principal executive offices, including zip code)

(925) 658-7878

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 21, 2006, The PMI Group, Inc. (the “Company”) entered into a commitment letter with Bank of America, N.A. (“BOA”) and Banc of America Securities LLC (“BAS”) with respect to a proposed $300 million senior credit facility. The new credit facility would replace the Company’s existing revolving credit agreement. Under the commitment letter, BOA has agreed to lend up to $80 million of the credit facility. In addition, BAS has agreed to act as sole and exclusive lead for the credit facility and to use its best efforts to syndicate the remainder of the credit facility. Upon completion of the syndication, a credit facility agreement is expected to be entered into among the Company and the lenders. The commitment letter provides that the facility may be increased to up to $500 million at the discretion of the Company, provided that one or more such lenders agree to lend the increased amount.

The $80 million commitment of BOA and BAS’ undertakings described above are subject to, among other conditions, the Company having obtained commitments from other lenders at least equal to $220 million. In addition, the commitment letter will expire on October 15, 2006 unless definitive documentation for the credit facility is completed prior to that date.

Pursuant to the commitment letter:

•	The credit facility is to be a five-year revolving facility, which will replace the Company’s existing revolving credit agreement dated December 15, 2004;

•	$50 million of the credit facility is to be available for issuance of letters of credit by BOA with maximum terms of one year;

•	The interest rate per annum for loans under the facility will be, at the Company’s option, either (i) LIBOR plus an applicable margin, depending upon the Company’s debt rating (with interest periods of 1, 2, 3 or 6 months); or (ii) the higher of BOA’s prime rate and the Federal Funds rate plus 0.50%; Additional letter of credit fees will apply;

•	The Company will pay a facility fee on each lender’s commitment regardless of usage at rates that depend upon the Company’s debt rating, and a utilization fee on all outstanding loans and letters of credit if it exceeds 50% of the aggregate amount of the facility; and

•	The facility will contain customary conditions, representations and warranties and covenants as well as event of default and indemnification provisions, among other things.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PMI GROUP, INC.

Dated: August 24, 2006	By:	/s/ Donald P. Lofe, Jr.
Donald P. Lofe, Jr.
Executive Vice President, Chief Financial Officer

Dated: August 24, 2006	By:	/s/ Thomas H. Jeter
Thomas H. Jeter
Vice President, Corporate Controller